Exhibit 23



            Consent of Independent Registered Public Accounting Firm


The Board of Directors
GP Strategies Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-26261 and 333-123949) and Registration Statements on Form S-3 (File Nos. 333-97531 and 333-110611) of GP Strategies Corporation of our report dated April 25, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 10-K/A of GP Strategies Corporation.

Our report dated April 25, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that GP Strategies Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states (1) the Company's policies and procedures did not provide for adequate management oversight and review of the Company's income tax accounting. This lack of adequate management oversight and review of the Company's income tax accounting resulted in material errors in the Company's income tax provision and (2) the Company's policies and procedures did not provide for adequate management oversight and review of the Company's consolidated financial statements and footnote disclosures. In addition, the Company did not have adequate technical resources to ensure the timely completion and review of its consolidated financial statements and footnote disclosures. These deficiencies resulted in material errors in the consolidated financial statements, primarily the number of weighted average common shares outstanding used in the earnings per share calculation, the presentation of cash flows from operating and financing activities, and certain financial statement footnote disclosures related to income taxes and stock-based compensation.


/S/ KPMG LLP

Baltimore, Maryland
April 29, 2005